Exhibit 99.2

INDEX TO PRECIPIO DIAGNOSTICS, LLC FINANCIAL STATEMENTS

Precipio Diagnostics, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members

of Precipio Diagnostics, LLC

We have audited the accompanying balance sheet of Precipio Diagnostics, LLC (the “Company”) as of December 31, 2016, and the related statements of operations, changes in members’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Precipio Diagnostics, LLC, as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, negative working capital and has a net member deficiency which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ Marcum LLP

Marcum LLP

Hartford, CT

April 24, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Precipio Diagnostics, LLC

Report on the Financial Statements

We have audited the accompanying balance sheet of Precipio Diagnostics, LLC as of December 31, 2015, and the related statements of operations, changes in members’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Precipio Diagnostics, LLC as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Whittlesey & Hadley, P.C.

Hartford, Connecticut

July 27, 2017

PRECIPIO DIAGNOSTICS, LLC

BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

	December 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,573	$234,688
Accounts receivable, net	387,613	455,744
Inventory	100,222	83,411
Prepaids and other current assets	12,761	4,910

Total current assets	552,169	778,753
PROPERTY AND EQUIPMENT, NET	280,061	343,214
SECURITY DEPOSIT	10,000	10,000

TOTAL ASSETS	$842,230	$1,131,967

LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES:
Current maturities of long-term debt, less discounts	$394,838	$575,157
Convertible bridge notes, less debt issuance costs	695,000	1,351,073
Accounts payable	1,083,550	739,719
Accrued expenses	699,600	123,386
Current maturities of capital leases	46,230	36,440
Deferred rent	—	28,107
Deferred revenue	92,150	—

Total current liabilities	3,011,368	2,853,882
LONG TERM LIABILITIES:
Long-term debt, less current maturities and discounts	4,127,256	210,639
Capital leases, less current maturities	163,077	164,185

Total liabilities	7,301,701	3,228,706

MEMBERS’ DEFICIT
Preferred Series A, 1,905,556 units authorized, 1,075,000 units in 2016 and 1,880,556 units in 2015 issued and outstanding	1,075,000	1,825,000
Preferred Series B, 1,882,968 units authorized, 1,208,189 units in 2016 and 1,817,213 units in 2015 issued and outstanding	1,820,070	2,785,070
Common units, 5,288,254 units authorized, 1,314,632 units in 2016 and 1,237,449 units in 2015 issued and outstanding	52,176	37,705
Warrants	1,433,636	11,898
Restricted units	7,203	9,802
Accumulated deficit	(10,847,556)	(6,766,214)

Total members’ deficit	(6,459,471)	(2,096,739)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$842,230	$1,131,967

The accompanying notes are an integral part of these financial statements.

PRECIPIO DIAGNOSTICS, LLC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Years Ended December 31,
	2016	2015
NET REVENUE
Patient service revenue, net	$2,100,986	$1,804,828
Less provision for bad debts	(378,178)	(324,869)

	1,722,808	1,479,959
LESS: COST OF DIAGNOSTIC SERVICES	969,504	814,660

GROSS PROFIT	753,304	665,299
OPERATING EXPENSES	2,465,165	2,168,655

OPERATING LOSS	(1,711,861)	(1,503,356)

OTHER INCOME (EXPENSE):
Interest expense	(518,027)	(188,240)
Other income	3,000	11,838

	(515,027)	(176,402)

NET LOSS	(2,226,888)	(1,679,758)
Preferred unit dividends	(432,716)	—
Deemed dividends on exchange of preferred units	(1,421,738)	—

NET LOSS AVAILABLE TO COMMON UNIT HOLDERS	$(4,081,342)	$(1,679,758)

The accompanying notes are an integral part of these financial statements.

PRECIPIO DIAGNOSTICS, LLC

STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Preferred Series A		Preferred Series B		Common		Restricted Units Capital Value	Warrants	Accumulated Deficit	Total
	Outstanding Units	Capital Value	Outstanding Units	Capital Value	Outstanding Units	Capital Value
Balance, January 1, 2015	1,880,556	$1,825,000	1,817,213	$2,785,070	1,007,879	$22,789	$14,318	$11,898	$(5,086,456)	(427,381)
Net loss	—	—	—	—	—	—	—	—	(1,679,758)	(1,679,758)
Stock based compensation on vesting of restricted units	—	—	—	—	229,570	14,916	(4,516)	—	—	10,400

Balance December 31, 2015	1,880,556	1,825,000	1,817,213	2,785,070	1,237,449	37,705	9,802	11,898	(6,766,214)	(2,096,739)
Net loss	—	—	—	—	—	—	—		(2,226,888)	(2,226,888)
Preferred unit dividends	—	—	—	—	—	—	—		(432,716)	(432,716)
Deemed dividends on exchange of preferred units	—	—	—	—	—	—		1,421,738	(1,421,738)	—
Exchange of preferred units for Sr. Notes & Warrants	(805,556)	(750,000)	(299,779)	(475,000)	—	—	—	—	—	(1,225,000)
Exchange of preferred units for Jr. Notes & Warrants	—	—	(309,245)	(490,000)	—	—	—	—	—	(490,000)
Stock based compensation on vesting of restricted units	—	—	—	—	77,183	14,471	(2,599)	—	—	11,872

Balance December 31, 2016	1,075,000	$1,075,000	1,208,189	$1,820,070	1,314,632	$52,176	$7,203	$1,433,636	$(10,847,556)	$(6,459,471)

The accompanying notes are an integral part of these financial statements.

PRECIPIO DIAGNOSTICS, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Years Ended December 31,
	2016	2015
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net loss	$(2,226,888)	$(1,679,758)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	112,162	111,571
Amortization of deferred financing costs and debt discount	32,662	33,437
Unit-based compensation expense	11,872	10,400
Provision for bad debts	378,178	324,869
Capitalized PIK interest on convertible bridge notes	84,717	87,818
Changes in operating assets and liabilities:
Accounts receivable	(310,047)	(583,247)
Inventory	(16,811)	3,300
Prepaids and other current assets	(7,851)	1,061
Accounts payable	343,830	193,259
Accrued expenses	576,216	40,966
Deferred rent	(28,107)	(22,514)
Deferred revenue	92,150	—

Net cash used in operating activities	(957,917)	(1,478,838)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	—	(10,734)

Net cash used in investing activities	—	(10,734)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds from convertible bridge notes	455,000	1,263,275
Proceeds from senior notes	525,000	—
Capital lease principal payments	(40,831)	(28,308)
Payments of notes payable	(154,367)	(63,106)
Payments of deferred financing costs	(10,000)	(20,918)

Net cash flows provided by financing activities	774,802	1,150,943

NET CHANGE IN CASH AND CASH EQUIVALENTS	(183,115)	(338,629)
CASH AND CASH EQUIVALENTS – BEGINNING	234,688	573,317

CASH AND CASH EQUIVALENTS – ENDING	$51,573	$234,688

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$126,220	$100,422

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchases of property and equipment financed through capital leases	$49,010	$135,929

Preferred unit dividend financed through exchange agreement	$432,716	$—

Convertible bridge notes exchanged for long-term debt	$1,120,000	$—

Series A and B Preferred exchanged for long term debt	$1,715,000	$—

The accompanying notes are an integral part of these financial statements.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 1 — NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Precipio Diagnostics, LLC (the “Company” or “Precipio”) is a Connecticut Limited Liability Company formed in 2011. The Company is an early-stage diagnostics company that operates a cancer diagnostic laboratory located in New Haven, Connecticut. The Company collaborates with the Yale School of Medicine (“Yale”) to provide cancer diagnostics that is delivered to the community and improves patient care. The Company is party to an exclusive agreement for professional pathology services with Yale, which allows the Company to provide a superior level of cancer diagnostics. Specimens are shipped to the Company’s laboratory where they are processed and diagnosed by the academic experts at Yale, whereby the end product is a pathology report which guides its customers, oncologists, as to the nature of their patients’ disease and helps them determine how best to care for their patient. In addition to the pathology services provided, a Yale designated physician also serves as the Company’s medical director.

LIQUIDITY AND GOING CONCERN

The financial statements have been prepared using accounting principles generally accepted in the United States of America (“GAAP”) applicable for a going concern, which assume that we will realize our assets and discharge our liabilities in the ordinary course of business. We have incurred substantial operating losses and have used cash in our operating activities for the past several years. As of December 31, 2016 and 2015 we had negative working capital of $2.5 million and $2.1 million, respectively due to the fact that our accounts payable and accrued expenses were double the amount of our current assets as of the balance sheet date, along with the significant amount of debt we have coming due within the next twelve months. Our ability to continue as a going concern is dependent upon a combination of achieving our business plan, including generating additional revenue, and raising additional financing to meet our debt obligations and pay our liabilities arising from normal business operations when they come due. The Company is currently in discussions with certain investors to raise additional capital as part of a proposed merger, see Note 12 — for further discussion on the merger. There can be no assurance such capital is available at terms favorable or agreeable to management, if at all, or that the Company will successfully complete the proposed merger. Since the outcome of these matters cannot be predicted with any certainty at this time, there is substantial doubt that we will be able to continue as a going concern.

The Company has entered into a payment deferral arrangement with Connecticut Innovations as they were unable to continue to repay the principal payments on the loan as they came due. The Company has secured a revision to its Connecticut Innovations debt repayment schedule effective July 14, 2016 that approves interest only payments through October 1, 2017, interest and principal payments through August 1, 2018 and on the remainder of the outstanding loan due on October 1, 2018.

Further, the Company is in default on its Webster Bank loan due to the Company’s cash balance falling below the required minimum balance of a cash runway of 3 months, based on trailing six months average cash burn as stipulated in the agreement. Precipio and Webster Bank, in a Default and Reservation of Rights letter dated January 29, 2016, agreed that while Precipio remains in default, Webster Bank will preserve their rights but take no action at this time against the Company and shall refrain from calling the loan. Further Webster Bank has considered to maintain its senior credit facility in a letter dated January 4, 2017 subject to their re-approval process.

During this period Webster Reservation of Rights letter discussed above will remain in effect until the process is completed. Management cannot assure that they will be able to extend the credit facility on terms reasonably acceptable to the Company if at all.

If management is unable to extend the credit facilities, obtain waivers, or both, the financial institutions could request payment on demand which could impair the Company’s ability to conduct business in the near future.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 1 — NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES — (continued)

The aforementioned circumstances raise substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that the Company will be able to successfully achieve its initiatives summarized above in order to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result should the Company be unable to continue as a going concern as a result of the outcome of this uncertainty.

SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosures of contingent assets and liabilities, at the date of the financial statements, and the reported revenues and expenses during the reporting period.

The most significant estimates with regard to these financial statements relate to the allowance for doubtful accounts, assumptions used to value stock based compensation, contractual allowances, warrant valuations and potential impairment of long-lived assets. Although management believes the estimates that have been used are reasonable, actual results could vary from the estimates that were used.

CONCENTRATIONS OF RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company considers all highly liquid investments, with maturities of three months or less, when purchased, to be cash equivalents. The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed, Federal Deposit Insurance Corporation (FDIC) insured limits of $250,000. The Company reduces its exposure to credit risk by maintaining such deposits with high-quality financial institutions. At times the Company’s deposit can exceed these limits.

Service companies in the health care industry typically grant credit without collateral to patients. The majority of these patients are insured under third-party insurance agreements. The services provided by the Company are routinely billed utilizing the Current Procedural Terminology (CPT) code set designed to communicate uniform information about medical services and procedures among physicians, coders, patients, accreditation organizations, and payers for administrative, financial, and analytical purposes. CPT codes are currently identified by the Centers for Medicare and Medicaid Services and Third-party payors. The Company utilizes CPT codes for Pathology and Laboratory Services contained within codes 80000-89398.

RISKS AND UNCERTAINTIES

The Company operates in the healthcare industry which is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse regulations, as well as other applicable government laws and regulations. While no material regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 1 — NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES — (continued)

ACCOUNTS RECEIVABLE

Accounts receivable result from the health care services provided by the Company and are due within 30 days from the invoice date. Accounts receivable are reduced by an allowance for doubtful accounts. In evaluating the collectability of accounts receivable, the Company analyzes and identifies trends for each of its sources of revenue to estimate the appropriate allowance for doubtful accounts. For receivables associated with services provided to patients with third-party coverage, the Company analyzes contractually due amounts and provides an allowance, if necessary. For receivables associated with self-pay patients, including patients with insurance and a deductible and copayment, the Company records an allowance for doubtful accounts in the period of services on the basis of past experience of patients unable or unwilling to pay for service fee for which they are financially responsible. The difference between the standard rates and the amounts actually collected after all reasonable collection efforts have been exhausted is charged against the allowance for doubtful accounts.

INVENTORY

Inventory consists of laboratory supplies and is valued at cost (determined on an average cost basis, which approximates the first-in, first-out method) or net realizable value, whichever is lower. We evaluate inventory for items that are slow moving or obsolete and record an appropriate allowance for obsolescence if needed. We determined that no allowance for slow moving or obsolete inventory was necessary at December 31, 2016 and 2015.

PROPERTY AND EQUIPMENT

Property and equipment, including assets held under capital lease, are stated at cost, net of accumulated depreciation and amortization. Expenditures for maintenance and repairs are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over estimated useful lives of related assets. Amortization expense of assets acquired through capital leases is included in depreciation and amortization.

Estimated useful lives are as follows:

Asset	Life
Machinery and lab equipment	5 – 7 years
Office equipment and computer	5 – 7 years
Lab software	3 – 5 years

For assets sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any related gain or loss is reflected in operations for the period. Expenditures for major betterments that extend the useful lives of property and equipment are capitalized.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value calculated utilizing the a discounted cash flow model or appraised value depending on the nature of the asset. There were no impairments of long-lived assets for the years ended December 31, 2016 and 2015.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 1 — NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES — (continued)

DEBT ISSUANCE COSTS

Debt issuance costs and debt discounts are being amortized over the lives of the related financings on a basis that approximates the effective interest method. Both are presented as a reduction of the related debt in the accompanying balance sheets. Net debt issuance costs and debt discounts were $65,048 and $87,207 at December 31, 2016 and December 31, 2015, respectively (net of accumulated amortization of $87,342 and $55,184, respectively). Related amortization expense was $32,662 and $33,437 for the years ended December 31, 2016 and 2015, respectively.

NET PATIENT SERVICE REVENUE

The Company primarily recognizes revenue for services rendered upon completion of the testing process. Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including retroactive adjustment under reimbursement agreements with third-party payors. Revenue under third-party payor agreements is subject to audit and retroactive adjustment. Provisions for third-party payor settlements are provided in the period the related services are rendered and adjusted in the future periods, as final settlements are determined. See Note 6 for additional information relative to net patient service revenue recognition and third-party payor programs.

PRESENTATION OF INSURANCE CLAIMS AND RELATED INSURANCE RECOVERIES

The Company accounts for its insurance claims and related insurance recoveries at their gross values as standards for health care entities do not allow the Company to net insurance recoveries against the related claim liabilities. There were no insurance claims or insurance recoveries recorded during 2016 or 2015.

INCOME TAXES

The Company, which is organized as a limited liability company, operated under the default classification as a partnership until July 31, 2016. Effective August 1, 2016, the Company elected to be treated as a corporation for tax purposes and as such, a net deferred tax asset, prior to a valuation allowance is created. The Company calculated an income tax provision for the remainder of the year. Prior to August 1, 2016, income tax expense or benefits were calculated at the members’ level.

For the period from August 1, 2016 through December 31, 2016, deferred income taxes are provided on net operating loss carryovers and on the future income tax considerations associated with temporary differences between the carrying amounts of assets and liabilities for tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not that they will not be realized.

There are no uncertain tax positions that would require recognition in the financial statements. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of, or changes in tax laws, regulations and interpretations thereof as well as other factors. At December 31, 2016 and August 1, 2016, there were no amounts that had been accrued for uncertain tax positions. Our policy is to record interest and penalties directly related to income taxes as income tax expense in the accompanying statements of operations. We have statutes of limitation open for our federal and state income tax returns related to tax years 2013 through 2016.

RENT EXPENSE

Rental expense is recognized on a straight-line basis over the terms of the leases.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising costs charged to operations totaled $12,935 in 2016 and $24,249 in 2015.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 1 — NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES — (continued)

UNIT BASED COMPENSATION

The Company recognizes unit-based compensation expense for the fair value of the awards on the date granted on a straight-line basis over their service period. Compensation expense is recognized only for unit-based payments expected to vest. The Company estimates forfeitures at the date of grant based on the Company’s historical experience and future expectations.

Non-Employee Awards: The Company accounts for unit based compensation issued to non-employees at the fair value of equity instruments given as consideration for services rendered as a non-cash charge to operations over the shorter of the vesting period or service period. The equity instruments are revalued on each subsequent reporting date until performance is complete with a cumulative catch-up adjustment recognized for any changes in their fair value.

COMMON WARRANT UNITS

The Company accounts for the issuance of common warrant units issued in accordance with the provisions of ASC Topic 815. The Company classifies as equity any contracts that (i) require physical settlement or net-unit settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own units (physical settlement or net-unit settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside of the company’s control), or (ii) gives the counterparty a choice of net-cash settlement or settlement in units (physical settlement or net-unit settlement).

RECLASSIFICATIONS

Certain 2015 amounts have been reclassified to conform with the 2016 presentation. Such reclassifications had no impact on the 2015 net loss or members’ deficit.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU No. 2014-09”). This guidance requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to a customer. ASU No. 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. In July 2015, the FASB decided to defer the effective date of this new accounting guidance by one year. As a result, ASU No. 2014-09 will be effective for the Company for all annual and interim reporting periods beginning after December 15, 2017 and early adoption would be permitted as of the original effective date. The new standard permits the use of either the retrospective or cumulative effect transition method. The Company does not expect to early adopt this guidance and it has not selected a transition method. The Company is currently evaluating the impact this guidance will have on its financial condition, results of operations and cash flows.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40). The new guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016. The Company does not believe that the adoption of this guidance will have a material impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard amends the recognition of lease assets and lease liabilities by lessees for those leases currently classified as operating leases and amends disclosure requirements associated with leasing arrangements. The new standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition, and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. The Company is currently assessing the impact that the adoption of this ASU will have on its financial statements.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 1 — NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES — (continued)

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The new standard simplifies several aspects related to the accounting for share-based payment transactions, including the accounting for income taxes, statutory tax withholding requirements, forfeitures and classification on the statement of cash flows. This guidance is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. The Company is currently evaluating the impact this guidance will have on its financial condition, results of operations and cash flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flow — Classification of Certain Cash Receipts and Cash Payments (Topic 230) (“ASU 2016-15”), which addresses a few specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this new pronouncement on its statements of cash flows.

NOTE 2 — ACCOUNTS RECEIVABLE

The mix of receivables from patients and third-party payers at December 31, was as follows:

	2016	2015
Medicaid	$21,642	$18,234
Medicare	232,068	225,145
Self-Pay	63,599	84,706
Third party payers	880,912	560,089

	1,198,221	888,174
Less allowance for doubtful accounts	810,608	432,430

Total accounts receivable	$387,613	$455,744

NOTE 3 — PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31 follows:

	2016	2015
Machinery and equipment	$152,738	$152,738
Capital lease equipment	296,053	247,044
Laboratory software	218,165	218,165
Computers	57,277	57,277
Office equipment	9,348	9,348

	733,581	684,572
Less accumulated depreciation	453,520	341,358

Total property and equipment	$280,061	$343,214

Depreciation expense totaled $112,162 in 2016 and $111,571 in 2015

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 4 — NOTES PAYABLE

Long-term debt consists of the following:

	December 31,
	2016	2015
Senior Notes	$3,269,968	$—
Senior Note debt issuance costs	(8,500)	—
Junior Notes	583,821	—
Connecticut Innovations – line of credit	162,066	138,422
Depart. of Economic Development (DECD)	243,287	277,654
DECD debt issuance costs	(30,208)	(35,552)
Webster Bank	328,000	448,000
Webster Bank debt discounts and debt issuance costs	(26,340)	(42,728)

Total long-term debt	4,522,094	785,796
Current Portion	(394,838)	(575,157)

Long-term debt, net of current maturities	$4,127,256	$210,639

SENIOR AND JUNIOR NOTES

During 2016, the Company raised $525,000 from members through the issuance of Senior Notes which accrue interest at a rate of 12% and are payable at the sooner of the closing of a qualified public offering, as outlined in the note agreement, or five years from date of issuance.

Also during 2016, the Company restructured equity through a redemption and exchange agreement by exchanging Member Equity comprised of Series A and Series B Convertible Preferred Units in the amount of $2,147,716 (members’ initial investment of $1,715,000, plus declared dividends on these preferred units of $432,716), and Convertible Bridge Notes of $1,120,000, plus accrued interest of $61,073 for new Senior Notes of $2,744,968 and new Junior Notes of $583,821. The Senior and Junior Notes accrue interest at a rate of 12% and 15%, respectively, and have maturity dates ranging from March 2021 to September 2021, or earlier based on certain qualifying events as outlined in the note agreements.

As of December 31, 2016, the outstanding balance of Senior and Junior notes was $3,269,968 and $583,821, respectively, with accrued interest included within accrued expenses on the accompanying balance sheet of $279,740 and $71,258, respectively. As of December 31, 2016, the Senior and Junior notes and the accompanying interest are owed to an entity affiliated with one of the Company’s directors.

CONNECTICUT INNOVATIONS, INCORPORATED

The Company entered into a line of credit on April 1, 2012 with Connecticut Innovations, an entity affiliated with a director of the Company, for up to $500,000 with interest paid monthly at 8 percent, due on September 1, 2018. Principal and interest payments began February 1, 2013 and ranged from $7,436 to $12,206 until September 2016, when the Company entered into a forbearance agreement to defer monthly principal payments until October 2017. Beginning October 1, 2017, principal payments of $11,467 are due including interest at 9% through September 2018. Pursuant to the forbearance agreement, the Company is also restricted from any additional borrowings under the line of credit. The line is secured by substantially all of the Company’s assets. As of December 31, 2016 and 2015 the outstanding balance was $162,066 and $138,422, respectively.

In connection with the line of credit, the Company issued warrants to purchase 25,000 Series A Preferred Units of the Company, which were classified as an equity warrant, at an exercise price of $1.00 per unit, subject to adjustments as defined in the warrant agreement. The warrants were valued at $6,000 at the date of the grant utilizing the Black-Sholes model (volatility 40%, expected life 7 years, and risk free rate .36%). The value of the warrants was treated as a debt discount. The Company accreted to interest expense $1,500 in 2015. There was no accretion of the debt for the year ended December 31, 2016.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 4 — NOTES PAYABLE — (continued)

The warrant and related Series A Preferred Units have a put feature related to the Company maintaining its presence in the State of Connecticut. Management has reviewed the probability of the Company leaving the State of Connecticut as being remote. This determination is mainly due to the collaboration agreement it has with Yale. As such determined that the put option has an immaterial value. The line of credit is subordinate to the Webster Bank term loan.

The Company was in default with Connecticut Innovations because it was unable to continue to repay its principal payments on the loan. As such during 2014, the Company entered into a forbearance agreement with Connecticut Innovations to defer the loan payments for up to six months. The Company was in default of the forbearance agreement during 2015 and was not able to pay the balloon payment for the full balance is due June 2016. Precipio subsequently entered into an agreement with Connecticut Innovations on July 14, 2016 to restructure the loan to an interest-only payments plan totaling $1,041 per month through October 2017. Principal and interest shall be due at the end of the deferral period and the regular monthly payments of $11,467 will continue thereafter through October 2018 at which time the remaining balance is due and payable. The Company is also restricted from any additional borrowings under the line of credit.

DEPARTMENT OF ECONOMIC AND COMMUNITY DEVELOPMENT

The Company entered into a 10-year term loan with the Department of Economic and Community Development (DECD) on May 1, 2013 for $300,000, with interest paid monthly at 3 percent, due on April 23, 2023. The loan is secured by substantially all of the Company’s assets but is subordinate to the term loan with Webster Bank and the Connecticut Innovations, Incorporated Line of Credit. As of December 31, 2016 and 2015 the outstanding balance was $243,287 and $277,654, respectively,

WEBSTER BANK

The Company entered into a 3.5-year term loan with Webster Bank on December 1, 2014 for $500,000, with interest paid monthly at the one month LIBOR rate (0.73% at December 31, 2016) plus 500 basis points, due on May 31, 2018. The loan is secured by substantially all of the Company’s assets and has first priority over all other outstanding debt. As of December 31, 2016 and 2015 the outstanding balance was $328,000 and $448,000, respectively.

The term loan with Webster Bank is subject to financial covenants relating to maintaining adequate cash runway, as defined. As of December 31, 2016 the Company was not in compliance with these covenants and, as such, the Webster Bank debt has all been presented as current in the accompanying financial statements. Precipio and Webster Bank entered into a Default and Reservation of Rights letter dated January 29, 2016, agreed that while Precipio remains in default, Webster Bank will preserve their rights but not take any action at this time against the company and shall refrain from calling the loan. Further Webster Bank has considered maintaining its senior credit facility in a letter dated January 4, 2017 subject to their re-approval process. During this period Webster Reservation of Rights letter discussed above will remain in effect until the process is completed.

In connection with the Webster Bank agreement, the Company issued 7 year warrants to purchase $20,000 Series B Preferred Units of the Company. The exercise price is equal to 1) share price of the next round of equity financing equal to or greater than $1.0 million to be closed prior to September 1, 2015 or 2) the most recent round prior to the close ($1.5845) should the qualified financing not occur. There were no qualifying rounds of $1.0 million prior to September 1, 2015 as such the exercise price is $1.5845. The warrants were valued at $11,898 at the date of the grant utilizing the Black-Scholes model (volatility 59.1%, expected life 7 years, and risk free rate 1.93%) and was classified as an equity warrant. The value of the warrants was treated as a debt discount and will continue to accrete interest through the maturity date of the loan. The Company accreted to interest expense $1,700 of the debt discount for the periods ending December 31 2016 and 2015.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 4 — NOTES PAYABLE — (continued)

The following represents the aggregate future maturities required on long-term debt for the years ending December 31:

	Senior Notes	Junior Notes	Connecticut Innovations	DECD	Webster Bank	Total
2017	$—	$—	$31,514	$35,324	$328,000	$394,838
2018		—	130,552	36,398	—	166,950
2019	—	—	—	37,505	—	37,505
2020	—	—	—	38,646	—	38,646
2021	3,269,968	583,821	—	39,821	—	3,893,610
Thereafter	—	—	—	55,593	—	55,593

	3,269,968	583,821	162,066	243,287	328,000	4,587,142
Less, debt discount and debt issuance costs	(8,500)	—	—	(30,208)	(26,340)	(65,048)

	$3,261,468	$583,821	$162,066	$213,079	$301,660	$4,522,094

NOTE 5 — CONVERTIBLE BRIDGE NOTES PAYABLE

During the year ended December 31, 2015, the Company issued eleven unsecured convertible bridge notes for $1,360,000. The notes accrue interest at a rate of 14% and were payable no later than September 30, 2016. As of December 31, 2015, the outstanding balance was $1,360,000, excluding debt issuance costs of $8,927, with accrued interest of $87,818 included within accrued expenses on the accompanying balance sheet. During 2016, the maturity date of these convertible bridge notes was extended to December 31, 2016. At December 31, 2015, $680,000 of the bridge notes are owed to an entity affiliated with one of the Company’s directors.

The convertible Notes will (i) convert into Series C Preferred Units of the Company (at a 30% discount) upon a Qualified Series C Financing (as defined), (ii) at the option of the holders of a majority of the then-outstanding principal amount of the notes, convert into Series C Preferred Units of the Company (at a 30% discount) upon any other Series C Financing, or (iii) if no such Qualified Series C Financing occurs, or no such option conversion takes place by the maturity date (as defined), the convertible notes will be fully repaid by Company or the notes and accrued and unpaid interest shall convert into Preferred Series B Units (at a 30% discount) of the Preferred Series B conversion Price as defined in the operating agreement provided that notice is given to the Company at least one day prior to maturity. In the event a Deemed Liquidity Event (merger, sale, IPO, or transaction with exchange of 50% or more of voting power) the holders of the note at its sole discretion can (a) require the Company to pay an amount equal to two times the principal and accrued and unpaid interest or (b) convert all unpaid principal and interest at a rate of 70% of the applicable security. These notes are subordinated to Connecticut Innovations Inc., State of Connecticut Department of Economic Development and Webster Bank.

During 2016, prior to entering into the redemption and exchange agreement, the Company issued additional unsecured convertible bridge notes for $440,000. In addition, the Company issued additional unsecured convertible bridge notes for $15,000. These notes accrue interest at a rate of 14% and are payable no later than December 31, 2016.

Pursuant to the redemption and exchange agreement, the Company exchanged $1,120,000 of convertible bridge notes for long-term debt (Senior Notes) (Note 4).

During January 2017, the holders of the notes agreed to waive the maturity date and the notes are payable on demand and accrue interest until paid. As of December 31, 2016, debt issuance costs were fully amortized and the outstanding convertible notes balance was $695,000, with accrued interest of $143,981 which is included within accrued expenses on the accompanying balance sheet.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 6 — NET REVENUE FROM PATIENT SERVICES

The following table summarizes net revenues for the years ended December 31, from services to patients:

	2016	2015
Gross patient service revenue	$3,385,526	$2,854,037
Less: contractual allowances and adjustments	(1,284,540)	(1,049,209)

Patient service revenue, net	$2,100,986	$1,804,828

The following summarizes all payers for the years ended December 31:

	2016	2015
Medicaid	$24,902	$28,678
Medicare	688,335	665,371
Self pay	252,727	224,177
Third party payors	1,135,022	886,602

	$2,100,986	$1,804,828

Revenue from the Medicare and Medicaid programs account for a portion of the Company’s net patient service revenue. Laws and regulations governing those programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company entered into a sixty-four month operating lease beginning in September 2011, for their facility in New Haven, Connecticut and during 2012 and 2013, the Company took on additional square footage. For the years ended December 31, 2016 and 2015, rental payments range from approximately $11,000 to $12,000 per month. As of January 2017, this lease is month to month and the Company is negotiating a new long-term lease for its facility.

The Company recognizes rent expense on a straight-line basis for all operating leases. Rent expense was $122,751 in 2016 and $130,957 in 2015.

CAPITAL LEASES

The Company has entered into various capital lease agreements to obtain lab equipment. The terms of the capital leases range from five to ten years with interest rates of 7.25%.

The following is an analysis of the property acquired under capital leases as of December 31.

Classes of Property:	2016	2015
Lab equipment	$296,053	$247,044
Less accumulated amortization	(102,247)	(57,632)

	$193,806	$189,412

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 7 — COMMITMENTS AND CONTINGENCIES — (continued)

Included in cost of diagnostic services is amortization expense of $44,615 in 2016 and $33,055 in 2015 related to equipment acquired under capital leases.

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments.

Years ending December 31,
2017	$59,888
2018	59,888
2019	59,888
2020	35,520
2021	24,514
Thereafter	4,207

Total capital lease obligations	243,905
Less: Amount representing interest	(34,598)

Present value of net minimum lease obligations	209,307
Less, current maturities of capital leases	(46,230)

Capital Leases, long term	$163,077

PURCHASE COMMITMENTS

The Company has entered into purchase commitments for reagents from suppliers. These agreements started in 2011 and run through 2022. The Company and the suppliers will true up the amounts on an annual basis. The future minimum purchase commitments under these agreements are as follows:

Years ending December 31,
2017	$148,664
2018	148,664
2019	148,664
2020	97,382
2021	69,920
Thereafter	7,837

NOTE 8 — LEGAL AND REGULATORY ENVIRONMENT

The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirement, reimbursement for patient services and Medicare and Medicaid fraud and abuse. Government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers.

Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse regulations, as well as other applicable government laws and regulations. While no material regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as regulatory actions unknown or unasserted at this time.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 9 — MEMBERS’ DEFICIT

The Company entered into an amended and restated limited liability company operating agreement (the amended operating agreement) authorizing the use of four different classes of units (i) Series A Convertible Preferred Units (Series A) (ii) Series B Convertible Preferred Units (Series B), (iii) Voting Common Units and (iv) Non-Voting Common Units. The Company is authorized to issue 1,905,556 Series A units (including warrants), 1,882,968 Series B units (including warrants) and 5,288,524 common units. The common units include 3,788,524 common units (including warrants) reserved for issuance upon conversion of the Series A units and Series B units, 954,216 voting common units issued or reserved for issuance as equity incentives and 545,784 non-voting common units issued or reserved for issuance as equity incentives.

VOTING RIGHTS

Each of the Series A and Series B classes of units has protective provisions providing consent rights for such classes in voting on certain matters. In addition, each holder of Series A and Series B units shall have the right to the number of votes equal to the number of common units issuable upon conversion of such Series A and B units, respectively. Each voting common unit shall carry the right of one vote per common unit. Non-voting common units shall not have any voting rights.

COMMON UNITS

Common Units

The Company has two classes of common units, voting and non-voting. The Company has issued 954,216 and 954,216 common voting and 360,416 and 283,233 common non-voting shares to various employees as of December 31, 2016 and 2015, respectively.

Restricted Unit Awards

The fair value of restricted units granted to employees is determined on the grant date. Incentive units granted during years ended December 31, 2016 and 2015 were zero and 90,000, respectively. Unit-based compensation expense charged to operations for the periods ended December 31, 2016 and 2015 was $11,872 and $10,400, respectively.

Information regarding outstanding restricted unit awards follows:

	Voting	Non-Voting	Total
Outstanding at January 1, 2015	138,784	89,007	227,791
Granted	—	90,000	90,000
Released	(138,784)	(90,786)	(229,570)
Canceled, forfeited, or expired	—	—	—

Outstanding at December 31, 2015	—	88,221	88,221
Granted	—	—	—
Released	—	(77,183)	(77,183)
Canceled, forfeited, or expired	—	(1,000)	(1,000)

Outstanding at December 31, 2016	—	10,038	10,038

CONVERTIBLE PREFERRED UNITS

As of December 31, 2015 the Company had 1,880,556 Series A and 1,817,213 Series B units outstanding. During 2016, the Company restructured some equity investments, including the exchange of 805,556 Series A and 609,024 Series B units for new Senior and Junior Notes (see Note 5) and common warrant units resulting in outstanding units as of December 31, 2016 of 1,075,000 for Series A and 1,208,189 for Series B.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 9 — MEMBERS’ DEFICIT — (continued)

The Series A and Series B units have a preferred return of eight percent per year on the unreturned capital contributions of the respective series. The preferred return accrues quarterly; unpaid returns accumulate and were $631,717 and $507,644, as of December 31, 2015, for Series A and Series B, respectively. The accumulated amounts as of December 31, 2016 were $432,028 and $480,970 on Series A and Series B units, respectively.

In addition, in connection with the Company’s finance agreements, the Company issued warrants to purchase 25,000 units of Series A and $20,000 of Series B. These warrants were still outstanding as of December 31, 2016.

MANDATORY CONVERSION

The Series A units and Series B units have a mandatory conversion feature, which states that at either the closing of a qualified public offering or an event that has been specified as a mandatory conversion time by a vote of the Series A and Series B unit members, then all outstanding Series A and Series B units (and any declared but unpaid distributions) shall automatically be converted into voting common units at the then effective conversion rate. As of December 31, 2016, no events have occurred that would cause an automatic conversion of these units.

CONVERTIBLE RIGHTS

The Series A Members and Series B Members shall have conversion rights as follows:

Each Series A unit shall be converted, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable voting common units as is determined by dividing the Series A adjusted purchase price by the Series A conversion price (original purchase price of security, subject to adjustments for distributions to its respective series) in effect at the time of conversion. Series A can be converted into 1,507,028 and 2,470,348 shares of common units at December 31, 2016 and 2015, respectively.

Each Series B unit shall be converted, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable voting common units as is determined by dividing the Series B adjusted purchase price by the Series B conversion price (original purchase price of security, subject to adjustments for distributions to its respective series) in effect at the time of conversion. Series B can be converted into 1,527,464 and 2,140,080 shares of common units at December 31, 2016 and 2015, respectively.

COMMONWARRANT UNITS

In March 2016, the Company entered into a redemption and exchange agreement with certain members relating to their 805,556 Preferred A Units and 609,024 Preferred B Units. Under the terms of the agreement, the unit holders would exchange their units in the Company for the issuance of debt. The aggregate purchase price per the agreement was the members’ initial investment of $750,000 for Preferred A Units and $965,000 for Preferred B Units, along with a preferred return of 8%, recorded as a dividend in the amount of $432,716, resulting in a total principal amount of $2,147,716 (comprised of $1,563,895 senior notes and $583,821 junior notes) see Note 4 — Notes Payable for further discussion on senior and junior notes. In addition to the debt issued as consideration for the members’ preferred units, the Company also issued common warrant units, which allows the holders to collectively purchase common units of the Company, representing approximately 60% of the Company at the time of exercise. At the time of issuance, this represented approximately 5,731,217 common units. The common warrant units have a $0.00 exercise price with a ten year expiration date. The common warrant units were classified as equity awards and the fair value upon issuance was calculated utilizing a discounted cash flow analysis to value the Company’s equity and an option pricing method to allocate the value of the equity. The fair value of the warrants was determined directly utilizing the option pricing method as the exercise price was $0.00. The aggregate value of the common warrant units was $1,421,738, which was considered a deemed dividend.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 10 — MAJOR CUSTOMERS

The Company recognized revenue from two customers in 2016 and 2015 that represented in the aggregate 27 percent (ranging from 12 to 15 percent) and 30 percent (ranging from 13 to 17 percent) of total revenues, respectively.

NOTE 11 — LITIGATION

The Company is involved in legal proceedings related to matters, which are incidental to its business. In the opinion of management, based on consultation with legal counsel, the outcome of such proceedings will not materially affect the Company’s financial position or results of operations.

NOTE 12 — MERGER AGREEMENT

On October 12, 2016, Precipio, Transgenomic Inc. (“Transgenomic”) and New Haven Labs Inc., a wholly owned subsidiary of Transgenomic (“Merger Sub” and, together with Transgenomic, the “Transgenomic Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Precipio will become a wholly owned subsidiary of Transgenomic (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement. Following the Merger, Transgenomic will change its name to Precipio, Inc. (“New Precipio”). The parties expect the Merger to close during the second quarter of 2017. When the Merger is completed, (i) each outstanding common unit of Precipio will be converted into the right to receive 79% of the outstanding shares of New Precipio common stock (not taking into account the issuance of New Precipio preferred stock in the Merger or the private placement discussed below) and (ii) each outstanding preferred unit of Precipio will be converted into the right to receive shares of New Precipio preferred stock in an aggregate amount equal to $3 million.

In connection with the Merger, at the effective time of the Merger, New Precipio also will issue shares of New Precipio preferred stock in a private placement, whereby: holders of indebtedness of Precipio will receive $3 million in New Precipio preferred stock in exchange for such indebtedness; and New Precipio will issue for cash up to $7 million in New Precipio preferred stock to investors in a private placement.

New Precipio preferred stock will be issued based on a pre-money valuation of New Precipio of $25 million and will represent, in the aggregate, approximately 34% of the outstanding shares of New Precipio common stock on an as-converted basis, including New Precipio preferred stock issued in the Merger and the private placement.

The board of managers of Precipio and the boards of directors of Transgenomic and Merger Sub, and Transgenomic, in its capacity as the sole stockholder of Merger Sub, have each approved the Merger Agreement and the board of managers of Precipio and the board of directors of Transgenomic have each recommended that their respective equity holders approve the transactions contemplated by the Merger Agreement. Transgenomic will hold a special meeting of its stockholders to approve the issuance of shares of Transgenomic common stock pursuant to the Merger, as required by Nasdaq Listing Rules, as well as certain other matters (the “Special Meeting”).

The Merger Agreement contains various representations, warranties and covenants of Precipio and the Transgenomic Parties, including, among others, covenants (i) by each of Precipio and Transgenomic to operate its business in the ordinary course, (ii) by each of Precipio and Transgenomic not to engage in certain kinds of transactions during the period between the execution of the Merger Agreement and the completion of the Merger, (iii) by Precipio to have its members approve the Merger and (iv) by Transgenomic to hold the Special Meeting.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 12 — MERGER AGREEMENT — (continued)

Under the Merger Agreement, Precipio and Transgenomic are subject to customary “no shop” provisions that limit their respective abilities to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to a “fiduciary out” provision that allows Precipio and Transgenomic to provide information and participate in discussions with respect to certain unsolicited written proposals and to terminate the Merger Agreement and enter into an acquisition agreement with respect to a superior proposal in compliance with the terms of the Merger Agreement (a “Superior Proposal”). Completion of the Merger is subject to various conditions, including, among others: (i) approval of the holders of a majority of Transgenomic’s shares of outstanding common stock, (ii) approval of the requisite amount of the members of Precipio, (iii) approval of an amendment to the Certificate of Incorporation of Transgenomic contemplating the New Preferred Stock Financing (described below) and changing the name of Transgenomic to Precipio, Inc. or such other name as determined by Precipio, (iv) obtaining certain third party consents, (v) the absence of any judgment, injunction, order or decree prohibiting or enjoining the completion of the Merger, (vi) consummation of the New Preferred Stock Financing, (vii) approval of listing of the New Precipio Common Stock on Nasdaq, (viii) completion of the Common Unit Recapitalization (described above), (ix) increase in the size of the Transgenomic board by two members and the appointment of designees in accordance with the Merger Agreement and (x) the lock-up of certain shares held by Transgenomic stockholders and Precipio members.

In addition, the obligation of the parties to complete the Merger is subject to certain other conditions, including (i) subject to the standards set forth in the Merger Agreement, the accuracy of the representations and warranties of the other party, (ii) compliance of each party with its covenants in all material respects and (iii) no material adverse effect of either party.

The Merger Agreement contains certain termination rights for both the Transgenomic Parties and Precipio. Either may terminate the Merger Agreement if the Merger is not completed on or before the date that is six months following the date of the Merger Agreement. Moreover, either party may terminate the Merger Agreement if the other party changes its recommendation to its security holders to approve the Merger and the related transactions or enter into an agreement with a third party regarding a Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement also provides that, upon termination of the Merger Agreement under certain circumstances, Transgenomic will be required to pay to Precipio a termination payment of $256,500. If the Merger Agreement is terminated for certain other reasons, Precipio will be required to pay Transgenomic a termination payment of $256,500.

The foregoing description of the Merger Agreement does not purport to be complete. The Merger Agreement was filed by Transgenomic with the Securities and Exchange Commission as Exhibit 2.1 to Transgenomic’s Current Report on Form 8-K filed on October 13, 2016. The Merger Agreement was provided solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about Transgenomic, Precipio or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement are made only for purposes of the Merger Agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts (any qualification contained in such confidential disclosures that is material has been disclosed herein or if such a qualification becomes material after the date hereof, will be disclosed in a public disclosure); and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Transgenomic, Precipio or their respective subsidiaries or affiliates. Moreover, information concerning the

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 12 — MERGER AGREEMENT — (continued)

subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures if such updates are not required by law or are not necessary to provide Transgenomic’s stockholders with a materially complete understanding of the Merger Agreement and transactions contemplated thereby.

On February 2, 2017, Transgenomic and Precipio entered into the First Amendment to the Merger Agreement (the First Amendment”) which provided for the following: (a) the Precipio Bridge Loan to Transgenomic was authorized; (b) the exchange ratio set forth in the Merger Agreement was revised to provide that outstanding common units of Precipio will be converted into the right to receive approximately 160.6 million shares of New Precipio common stock representing approximately 79% of the fully diluted New Precipio common stock and resulting in an implied exchange ratio of 24.4255 for the Precipio common units; (c) the continual listing of the existing shares of Transgenomic’s common stock on Nasdaq was waived as a condition to the closing of the merger; (d) the deadline pursuant to which a “shelf” registration statement on Form S-3 or other appropriate form is required to be filed by New Precipio with the SEC was extended to June 1, 2017; (e) certain indebtedness of Transgenomic was permitted to remain outstanding as of the effective date of the merger; (f) certain actions taken by each of Transgenomic and Precipio since the date the Merger Agreement were authorized and (g) certain additional conditions to the closing of the merger were removed from the Merger Agreement. In determining the number of shares of New Precipio common stock to be issued pursuant to the First Amendment, the parties applied the formula set forth in the Merger Agreement based on the relative expected liabilities of Transgenomic and Precipio as of the closing of the merger.

The representations, warranties and covenants contained in the Merger Agreement are made only for purposes of the Merger Agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Transgenomic, Precipio or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

In connection with the Merger, the Supporting Stockholders and Supporting Members (as defined in the Merger Agreement) are obligated to enter into a lock-up agreement with the combined company at the Effective Time pursuant to which the Supporting Stockholders will agree, among other things, not to sell shares of Transgenomic common stock for the six month period beginning at the Effective Time.

The Merger Agreement also provides that the combined company will enter into employment agreements with certain employees of Precipio at the Effective Time and that the officers of the combined company will be agreed to by the parties prior to the Effective Time.

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 13 — INCOME TAXES

The Company, which is organized as a limited liability company, operated under the default classification as a partnership until July 31, 2016. Effective August 1, 2016, the Company elected to be treated as a corporation for tax purposes and as such, a net deferred tax asset, prior to a valuation allowance is created. The Company calculated an income tax provision for the remainder of the year. The Company’s income tax expense (benefit) from continuing operations for the period from August 1, 2016 through December 31, 2016 relating to federal and state tax jurisdictions differs from the amounts determined by applying the statutory federal income tax rate based on the following:

	For the period from August 1, 2016 through December 31, 2016	For the year ended December 31, 2015
Benefit at the federal rate	34.00%	—%
Increase (decrease) resulting from:
State Income taxes net of federal benefit	4.95%	—
Miscellaneous permanent differences	—	—
State, net operating loss expiration and true-ups	—	—
Valuation allowance	(38.95)%	—

Total income tax expense (benefit)	—%	—%

The provision for income tax (benefit) expense consists of:

	For the period from August 1, 2016 through December 31, 2016	For the year ended December 31, 2015
Current:
Federal	$—	$—
State and local	—	—

Total current	—	—
Deferred:
Federal	—	—
State and local	—	—

Total deferred	—	—

Total income tax expense (benefit)	$—	$—

PRECIPIO DIAGNOSTICS, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 13 — INCOME TAXES — (continued)

Components of deferred income taxes consists of:

	December 31, 2016	December 31, 2015
Deferred tax assets:
Allowance for bad debts	$50,302	$—
Accrued salaries	60,225	—
Accrued interest	164,106	—
Net operating loss carryforward	407,202	—

Total deferred tax assets	681,835	—
Valuation allowance	(665,617)	—

Total deferred tax assets, net of valuation allowance	16,218	—
Deferred tax liabilities:
Other	(16,218)	—

Net deferred tax asset (liability)	$—	$—

As a result of the tax status change, the Company would have recorded a net deferred tax asset at July 31, 2016 of $258,395, which consisted of $50,302 of an allowance for bad debts, $164,122 of accrued interest, $60,225 of accrued salaries, net of a deferred tax liability of $16,254 for depreciation and amortization. The Company would have recorded a valuation allowance of $258,395 against the net deferred tax asset.

At December 31, 2016, the Company had unused federal net operating loss carryforwards of $967,087 which expire in 2036. During the period from August 1, 2016 through December 31, 2016, the valuation allowance increased by $407,222.

NOTE 14 — SUBSEQUENT EVENTS

During 2017, the Company raised $265,000 from members through the issuance of five senior notes which accrue interest at a rate of 12% and are payable at the closing of a qualified public offering, as outlined in the note agreement, but no later than January 30, 2022.

In addition, during April 2017 the Company entered into a $561,500 note with the merger partner, Transgenomic Inc., through the issuance of a promissory note which accrues interest at the rate of 8% and is payable upon the earlier of (x) the Closing (as defined in the Merger Agreement referred to herein) and (y) December 31, 2017 or such later date as requested by Borrower and agreed to in writing by the Lender in its sole discretion (such date, the “Maturity Date”), the principal sum of $561,500 or such lesser amount as may be outstanding under this Promissory Note (the “Note”), together with accrued unpaid interest as set forth herein.

The Company evaluated subsequent events through April 24, 2017, which is the date the financial statements were available to be issued. No events, other than previously disclosed, occurred that require disclosures or adjustments to the financial statements.

PRECIPIO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Forward-Looking Information

Precipio’s Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. These statements are based on management’s current views, assumptions or beliefs of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this section should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: our expected revenue, income (loss), receivables, operating expenses, supplier pricing, availability and prices of raw materials, insurance reimbursements, product pricing, sources of funding operations and acquisitions, our ability to raise funds, sufficiency of available liquidity, future interest costs, future economic circumstances, business strategy, industry conditions, our ability to execute our operating plans, the success of our cost savings initiatives, competitive environment and related market conditions, actions of governments and regulatory factors affecting our business, retaining key employees and other risks. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or the negative versions of these terms and other similar expressions.

You are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements in this report we make are not guarantees of future performance and are subject to various assumptions, risks and other factors that could cause actual results to differ materially from those suggested by these forward-looking statements. Actual results may differ materially from those suggested by the forward-looking statements that Precipio makes. Precipio and Transgenomic expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The following discussion should be read together with Precipio’s financial statements and related notes contained in this Current Report on Form 8-K. Results for the year ended December 31, 2016 are not necessarily indicative of results that may be attained in the future.

Precipio Business Description

Precipio is a cancer diagnostics company providing diagnostic services to the oncology market. Precipio operates a cancer diagnostic laboratory located in New Haven, Connecticut and collaborates with Yale School of Medicine which we believe provides a better standard of cancer diagnostics that is delivered to patients. It has built and continues to develop a web-based virtual software platform that successfully translates its expertise into a commercial setting. The platform is intended to connect patients, physicians, and diagnostic experts residing within academic institutions. Expected to launch in 2017, the platform will facilitate the following relationships:

Patients: Patients may search for physicians in their area and consult directly with academic experts that are on the platform. The platform may also allow for patient-to-patient communications and allow individuals to shares stories and provide support for one another.

Physicians: Physicians can connect with academic experts to seek consultations on behalf of their patients, and may also provide consultations for patients in their area seeking medical expertise in that physician’s relevant specialty. Physicians will likely also be able to consult with their peers to discuss and share challenges and solutions.

Academic Experts: Academic experts on the platform can make themselves available for patients or physicians to seek access to their expertise. These experts may also be able to interact with others in academia on the platform to discuss their research and cross-collaborate.

Precipio has partnered with Yale School of Medicine to capture the expertise, experience and technologies developed within academia, and utilizes such institution to solve the growing problem of misdiagnosis. Under its agreement with Yale, Precipio pays to Yale a fee per case ranging from $500 to $1,000 that is based upon the tests ordered. By obtaining over 3,000 patient specimens, all of which have been diagnosed by academic pathologists, Precipio believes, based upon confirmation of its diagnoses by second opinions, that it has been able to achieve an improved level of diagnostic accuracy within clinical services to the oncology market, though there are no third-party studies supporting such belief.

Precipio is building a nationwide and international sales team that offers its services to oncologists in several countries. Specimens are shipped to its laboratory in New Haven, Connecticut where they are processed and diagnosed by academic experts at Yale School of Medicine that act as consultants to Precipio; the end product is a pathology report which guides its customers, oncologists, as to the nature of their patients’ disease and helps them determine how best to care for their patients.

Precipio has not sought patent protection for its platform but instead relies on agreements and trade secret policies and practices to protect its intellectual property. Although the platform is not regulated by the FDA, the laboratory is certified under the Clinical Laboratories Improvement Act of 1988 with specific certifications in the area of immunology, hematology, histopathology and cytogenetics.

2016 Overview and Recent Highlights

During 2016, Precipio has continued to grow our business and build our sales force nationwide. Our revenue has grown as compared to the prior year, with most of it coming from recurring revenue from long-term physician customers. The key drivers of our growth include the ability to build a strong direct-to-the-physician sales team; deliver a clear message that differentiates us from our competition; and duplicate the customer adoption and retention success that we have seen in the market place. We believe that the avenue to grow the business as rapidly as possible and maximize shareholder values will require several changes including a capital infusion. We recently hired Carl R. Iberger as Chief Financial Officer of Precipio. This is a key addition to our management team as we move forward with our growth plans. In October 2016, we entered into the Merger Agreement with Transgenomic which we feel provides Precipio with additional market opportunities to expand our service offerings, grow revenues and leverage existing infrastructure and capacity. See Note 12 — “Merger Agreement” in the Notes to Precipio Diagnostics, LLC Financial Statements for more discussion on the merger.

Results of Operations

Years Ended December 31, 2016 and 2015

Net Revenue. Net revenue is as follows:

	2016	2015	$	%
Total Net Revenue	$1,722,808	$1,479,959	$242,849	16.4%

Net revenue increased by $243,000, or 16%, during the year ended December 31, 2016 as compared to the same period in 2015. The increase is entirely due to the increase in cases processed during the year ended December 31, 2016 as compared to the same period of 2015. Precipio processed 1,252 cases during 2016 as compared to 1,039 cases during 2015 or a 20% increase in cases.

Cost of Diagnostic Services. Cost of diagnostic services includes material and supply costs for the patient tests performed and other direct costs (primarily personnel costs and rent) associated with the operations of our laboratory. Cost of diagnostic services increased by $155,000 to $970,000 for the year ended December 31, 2016 as compared to the same period in 2015. The increase is due to increased personnel costs and reagent supplies as a result of the increased revenues in the current year period.

Gross Profit. Gross profit was as follows:

			Profit %
	2016	2015	2016	2015
Gross Profit	$753,304	$665,299	44.0%	45.0%

Gross profit was $753,000, or 44% of total net sales, during the year ended December 31, 2016, compared to $665,000, or 45% of total net sales, during the same period of 2015. The increase in gross profit in the current year is a result of increased sales during the year ended December 31, 2016 as compared to the same period ended in 2015. Our cost of diagnostic services includes a number of fixed costs and our laboratory is operating below capacity for the current cost structure. As such, we believe that our gross profit as a percent of sales will grow as our sales increase.

Operating Expenses. Operating expenses primarily consist of personnel costs, professional fees, travel costs, facility costs and depreciation. Our operating expenses of $2,465,000 during the year ended December 31, 2016 an increase of $297,000, or 13% as compared to the same period in 2015. The increase in operating expenses reflects the increase in administrative salaries and legal expense attributed to Precipio’s effort to raise investment capital and the pending merger agreement. See Note 12 — “Merger Agreement” in the Notes to Precipio Diagnostics, LLC Financial Statements for further discussion on the merger.

Other Income (Expense). Other expense for the year ended December 31, 2016 and 2015 includes interest expense related to our debt and equity instruments of $518,000 and $188,000, respectively. The increase in the current year is due to increased interest bearing instruments outstanding during the year ended December 31, 2016 as compared to the same period in 2015.

Liquidity and Capital Resources

Uncertainties

We have suffered recurring losses from operations. At December 31, 2016, we had cash and cash equivalents of $52,000. We have incurred substantial operating losses and have used cash in our operating activities for the past several years. As of December 31, 2016, we had negative working capital of $2,459,000 due to the fact that our accounts payable and accrued expenses were double the amount of our current assets as of the balance sheet date, along with the significant amount of debt we have coming due within the next twelve months. Our ability to continue as a going concern is dependent upon a combination of achieving our business plan, including generating additional revenue, and raising additional financing to meet our debt obligations and pay our liabilities arising from normal business operations when they come due. Precipio is currently in discussions with certain investors to raise additional capital as part of a proposed merger, see Note 12 — “Merger Agreement” in the Notes to Precipio Diagnostics, LLC Financial Statements for further discussion on the merger. There can be no assurance such capital is available at terms favorable or agreeable to Precipio management, if at all, or that Precipio will successfully complete the proposed merger. Since the outcome of these matters cannot be predicted with any certainty at this time, there is substantial doubt that we will be able to continue as a going concern.

Precipio was in default under the forbearance agreement with Connecticut Innovations, Incorporated (“Connecticut Innovations”) because we were unable to continue to repay the principal payments on the loan as they came due. Precipio has secured a revision to its Connecticut Innovations debt repayment schedule effective July 14, 2016 that approves interest only payments through October 1, 2017, interest and principal payments through August 1, 2018 and on the remainder of the outstanding loan due on October 1, 2018. Further, Precipio is in default on its Webster Bank loan due to Precipio’s cash balance falling below the required minimum balance of a cash runway of three months, based on trailing six months average cash burn as stipulated in the agreement.

Precipio and Webster Bank, in a Default and Reservation of Rights letter dated January 29, 2016, agreed that while Precipio remains in default, Webster Bank will preserve their rights but take no action at this time against Precipio and shall refrain from calling the loan. Further Webster Bank has considered to maintain its senior credit facility in a letter dated January 4, 2017 subject to their re-approval process. During this period Webster Reservation of Rights letter discussed above will remain in effect until the process is completed. Precipio management cannot assure that they will be able to extend the credit facility on terms reasonably acceptable to Precipio if at all. If management is unable to extend the credit facilities, obtain waivers, or both, the financial institutions could request payment on demand which could impair Precipio’s ability to conduct business in the near future.

The aforementioned circumstances raise substantial doubt about Precipio’s ability to continue as a going concern. There can be no assurance that Precipio will be able to successfully achieve its initiatives summarized above in order to continue as a going concern. The accompanying financial statements have been prepared assuming Precipio will continue as a going concern and do not include any adjustments that might result should Precipio be unable to continue as a going concern as a result of the outcome of this uncertainty.

Our working capital positions at December 31, 2016 and 2015 were as follows:

	December 31 2016	December 31 2015	Change
Current assets (including cash and cash equivalents of $51,573 and $234,688, respectively)	$552,169	$778,753	$(226,584)
Current Liabilities	$3,011,368	$2,853,882	$157,486

Working Capital	$(2,459,199)	$(2,075,129)	$(69,098)

During 2016, Precipio raised $980,000 from members through the issuance of $525,000 in senior notes and $455,000 through the issuance of additional unsecured convertible bridge notes.

The senior notes accrue interest at a rate of 12% and are payable at the closing of a qualified public offering, as outlined in the note agreement, or five years from date of issuance. The unsecured convertible bridge notes accrue interest at a rate of 14% and the holders of the notes agreed to waive the maturity date and all convertible bridge notes are payable on demand and accrue interest until paid.

Also during 2016, Precipio restructured equity through a redemption and exchange agreement by exchanging Member Equity comprised of Series A and Series B Convertible Preferred Units in the amount of $1,715,000, plus declared dividends on these preferred units of $432,716, and Convertible Bridge Notes of $1,120,000 plus accrued interest of $61,073 for new Senior Notes of $2,744,968 and new junior notes of $583,821. The senior and junior notes accrue interest at a rate of 12% and 15%, respectively, and have maturity dates ranging from March 2021 to September 2021, or earlier based on certain qualifying events as outlined in the note agreements.

As of December 31, 2016, the outstanding balance of senior and junior notes was $3,269,968 and $583,821, respectively, with accrued interest included within accrued expenses on the accompanying balance sheet of $279,740 and $71,258, respectively and the outstanding balance of Convertible Bridge Notes was $695,000, with accrued interest within accrued expenses on the accompanying balance sheet of $143,981. See Note 4 — “Notes Payable” and Note 5 — “Convertible Bridge Notes Payable” in the Notes to Precipio Diagnostics, LLC Financial Statements for additional information regarding Precipio’s outstanding debt and debt servicing obligations and related defaults on the Webster Bank debt agreement.

Analysis of Cash Flows — Year Ended December 31, 2016 and 2015

Net Change in Cash and Cash Equivalents. Cash and cash equivalents decreased by $183,000 during the year ended December 31, 2016, compared to a decrease of $339,000 during the same period ended 2015.

Cash Flows Used in Operating Activities. The cash flows used in operating activities of $958,000 during the year ended December 31, 2016 included a net loss of $2,227,000, a decrease in net accounts receivable of $68,000 and other working capital uses of $24,000, less non-cash adjustments of $213,000. These were partially offset by an increase in accrued expenses and accounts payable of $920,000 and an increase in deferred revenue of $92,000. The cash flows used in operating activities in year ended 2015 included the net loss of $1,680,000 and an increase in accounts receivable of $583,000, less non-cash adjustments of $325,000. These were partially offset by an increase in accounts payable and accrued expenses of $234,000 and other working capital uses of $4,000.

Cash Flows Used in Investing Activities. There were no cash flows used in investing activities for the year ended December 31, 2016 and $11,000 in capital expenditure purchases for the same period ended 2015.

Cash Flows Provided by Financing Activities. Cash flows provided by financing activities totaled $775,000 for the year ended December 31, 2016, which included proceeds of $455,000 from the issuance of convertible bridge notes and $525,000 from the issuance of senior notes. These proceeds were partially offset by payments on our debt, capital lease obligations and for deferred financing costs of $205,000. Cash flows provided by financing activities during the year ended December 31, 2015 included proceeds of $1,263,000 from the issuance of convertible bridge notes partially offset by $112,000 of payments on our debt, capital lease obligations and for deferred financing costs.

Off-Balance Sheet Arrangements

At each of December 31, 2016 and 2015, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations and Commitments

We have entered into certain operating leases and purchase commitments as part of our normal course of business. Our contractual obligations and commitments are discussed in Note 7 — “Commitments and Contingencies” in the Notes to Precipio Diagnostics, LLC Financial Statements.

Critical Accounting Policies and Estimates

Accounting policies used in the preparation of our financial statements may involve the use of management judgments and estimates. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial statements and require significant or complex judgments on the part of management. Our judgments and estimates are based on experience and assumptions that we believe are reasonable under the circumstances. Further, we evaluate our judgments and estimates from time to time as circumstances change. Actual financial results based on judgments or estimates may vary under different assumptions or circumstances. Our critical accounting policies are discussed in Note 1 — “Nature of Business and Significant Accounting Policies” in the Notes to Precipio Diagnostics, LLC Financial Statements.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are discussed in Note 1 — “Nature of Business and Significant Accounting Policies” in the Notes to Precipio Diagnostics, LLC Financial Statements.

Income Taxes

Precipio, which is organized as a limited liability company, operated under the default classification as a partnership until July 31, 2016. Effective August 1, 2016, Precipio elected to be treated as a corporation for tax purposes and as such, calculated an income tax provision for the remainder of the year. Prior to August 1, 2016, income tax expense or benefits were calculated at the members’ level.

For the period from August 1, 2016 through December 31, 2016, deferred income taxes are provided on net operating loss carryovers and on the future income tax considerations associated with temporary differences between the carrying amounts of assets and liabilities for tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not that they will not be realized. Precipio’s policy is to record interest and penalties directly related to income taxes as income tax expense in the statements of operations. At December 31, 2016 and August 1, 2016, Precipio had net deferred tax assets in the amounts of $665,617 and $258,395, respectively, for which a full valuation allowance has been recorded against these amounts. See Note 13 — “Income Taxes” in the Notes to Precipio Diagnostics, LLC Financial Statements for additional tax related disclosure.

Impact of Inflation

We do not believe that price inflation or deflation had a material adverse effect on our financial condition or results of operations during the periods presented.